                        SCHEDULE 14A
                         (Rule 14a-101)
          INFORMATION REQUIRED IN PROXY STATEMENT
                  SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934

 Filed by the Registrant  X
 Filed by a Party other than the Registrant  __
 Check the appropriate box:
   __  Preliminary Proxy Statement             __ Confidential, for Use of
                                                  the Commission Only (as
                                                  permitted by Rule
   __  Definitive Proxy Statement                  14a- 6(e)(2))

    X  Definitive Additional Materials

   __  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Allegheny Power System, Inc.
______________________________________________________________________________

               (Name of Registrant as Specified in Its Charter)
______________________________________________________________________________

             (Name of Person(s) Filing Proxy Statement, if other
              than the Registrant)
______________________________________________________________________________

Payment of Filing Fee (Check the appropriate box):

 X  No fee required.
 __   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:
______________________________________________________________________________

   (2) Aggregate number of securities to which transaction applies:
______________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________________

   (4)  Proposed maximum aggregate value of transaction:
______________________________________________________________________________

   (5)  Total fee paid:
______________________________________________________________________________

   __ Fee paid previously with preliminary materials:
______________________________________________________________________________

   __ Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the
      offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
______________________________________________________________________________

   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.:
______________________________________________________________________________

   (3)  Filing Party:
______________________________________________________________________________

   (4)  Date Filed:
______________________________________________________________________________

[Merger Progress Report masthead across three columns-consists of blue Allegheny Power "A" logo at far left and yellow DQE sunburst logo to right of blue "A", plus the words "Merger" in yellow and "progress report" in blue.
At top right are the words "Vol. 1, No. 9, June 30, 1997"]

Your opinion counts!

Cultural assessment questionnaires
due August 15

As reported in the last issue of "Merger Progress Report," you should receive your copy of the cultural assessment questionnaire within the next several days. Please take the time to complete and return your questionnaire by August 15.

The purpose of the cultural assessment is to assess the current cultures of the two companies, identify the perceptions each company has of the other, and develop strategies to get from our current cultures to the desired culture for Allegheny Energy. Your responses will be kept confidential. A postage-paid reply envelope addressed to the tabulating vendor will be provided for your convenience. Neither Allegheny Power nor DQE will have access to the data until it is grouped for analysis.

The assessment is an opportunity for you to share your experiences and feelings. Your responses are important in meeting the purpose of the cultural assessment. Please take the time to complete the questionnaire.

If you do not receive your questionnaire shortly or if you have any questions or concerns, please contact the Human
Resources Team at 605-6262 (DQE) or 8-402-6262 (Allegheny
Power). A member of the team will get back to you as soon as possible.

Allegheny Energy values announced


We all live by a personal set of values--guiding principles which help us to make many decisions in our lives--from how we talk, to the organizations we support, to how we treat others. And although we usually don't think about it, businesses "live" by sets of values, too.

A great deal of work has been done to create the foundation of Allegheny Energy's business practices by defining its values. These values, along with our strategic objectives, will guide our operations and enable us to achieve our vision of becoming an energy services leader.

The key Allegheny Energy values are (in alphabetical order):
Bias for Action, Customer Focus, Integrity, and Shared
Commitment.

These values were selected to reflect the changing face of the utility industry and to position us to compete effectively in the marketplace. For example, the Bias for Action value calls for a flexible, non-bureaucratic, and responsive organization; one where timely decisions are made with the best information available.

The values are defined briefly in the following chart. Look for additional information on these values in the near future from the Human Resources Team.

Allegheny Energy Values


Bias for Action

Seize opportunities; make reasoned decisions; and implement solutions with a sense of urgency.


Customer Focus

Individuals and activities throughout all of Allegheny
Energy's businesses embody a market- and customer-driven perspective.


Integrity

Demonstrate a high standard of ethical conduct and honesty.


Shared Commitment

Everyone contributes to each other's success. Allegheny
Energy is committed to the success of each individual, and each individual is committed to the success of Allegheny
Energy, as well as their coworkers and team members.

[Banner across all columns at bottom of page "Timely information on the merger of DEQ & Allegheny Power"]

[First two columns at top of page-Illustration of two men shaking hands with the words "The Exchange Corner" in white superimposed over illustration]

Allegheny Power

Allegheny Power has long been proud of its environmental stewardship, spending more than $1.5 billion at its facilities to comply with state and federal regulations in several compliance areas, including air, water, solid waste, noise, and aesthetics.

The largest category, by far, is air, with expenditures of more than $1.1 billion. The scrubbers at Harrison Power Station, which were installed to meet Allegheny Power's sulfur dioxide reduction requirements for Phase I of the 1990 Clean Air Act Amendments, accounted for $555 million of this total.

But stewardship goes beyond compliance with regulations, so Allegheny Power has sponsored a number of environmental initiatives, both its own and in partnership with other organizations, and encourages its employees to be leaders in this area.

Examples of the Company's own endeavors include the recycling of computer diskettes, laser printer toner cartridges, waste paper, scrap metal and wiring, and waste batteries and oil filters, and the conversion of coal combustion by-products, whenever possible, into usable substances, such as concrete and anti-skid material.

Nationally, Allegheny Power is a participant in the Global Climate Challenge Program, and as such, is a member of the Earth Comfort Program, which promotes geothermal heat pumps; the Utility Forest Carbon Management Program, which encourages tree planting and forest management; EV America, which promotes the use of electric vehicles; and the International Utility Efficiency Partnership, which supports energy efficiency in international power projects.

Allegheny Power is also a partner in the Environmental Protection Agency's Green Lights initiative, which involves improving lighting efficiency in Company buildings and encouraging customers to do the same; in Envirotech, an electrotechnology and renewable energy investment pool which helps to stimulate energy technology development and promotes environmental responsibility; and the national Cool Communities program, which is sponsored by American Forests and encourages strategic planting and other energy efficiency measures.

In its service territory, the Company sponsors such programs as the Southwest Pennsylvania Ozone Action Partnership, which seeks voluntary reductions of ozone-forming pollutants, and the Ohio River Sweep, an annual riverbank cleanup for the Ohio River and its tributaries.

The Company's newly adopted Environmental Policy not only encourages employees to demonstrate environmental stewardship, but also rewards their actions with Environmental Stewardship Awards.

The awards program, which was implemented during this year's
Earth Week activities, is for employees who do volunteer work with non-profit or civic organizations involved in activities which enhance and improve the environment.


DQE

The environment has been very high on Duquesne Light's corporate agenda for decades. The Company's policies and practices reflect a concern that goes beyond the mandates of compliance to include voluntary, responsible stewardship. In fact, of the Edison Electric Institute's 200 member companies, Duquesne Light is one of only 23 with documented programs in place for achieving environmental excellence.

In this first of a two-part series, we'll share some of the historical highlights of the Company's exemplary environmental program.

Duquesne Light was the first utility in the nation to install a full-scale, plant-wide scrubber system to control air pollution. Scrubbers were installed at Elrama and Phillips power stations, beginning in 1971.

Duquesne Light's Cheswick Power Station was the first major power plant in the nation to implement a dual-burner (oil and gas) system to start the boiler, which reduces emissions and costs.

In the late 1980s, the company designated about three-quarters of Brunot Island as a wildlife habitat. A power station shares this 180-acre island in the Ohio River, about two miles downstream from the skyscrapers of Pittsburgh, with a variety of animals and plants. Brunot Island was certified by the Wildlife Habitat Enhancement Council of Washington, D.C., in 1990.

When a 1986 Pennsylvania law changed the status of fly ash from a waste product to a resource, it opened the door for one of the largest fly-ash structural fill demonstration projects ever constructed in the United States. By the spring of 1988, Duquesne Light had recycled 353,000 tons of fly ash as fill for a portion of the East Street Valley
Expressway, saving customers about $1 million in avoided disposal costs.

In 1993, Duquesne Light formalized its long-standing environmental commitment by developing an Environmental
Strategic Plan, adopting a Corporate Environmental Charter, establishing an environmental stewardship program, and developing key quantifiable measures to track and evaluate environmental performance in all areas of operations.

An environmental-awareness training program was also initiated that year which is believed to be unique in the industry because it included all employees--not just those involved in power production and distribution.

[In second column a box shaded gray with the words "Your vote counts" to the left. To the right a white box with a gray border and a gray "X" inside.]

Shareholder meetings to approve our merger will take place August 7 in Hagerstown and Pittsburgh. A large number of proxies already have been voted and returned. However, your vote counts. Please sign, date, and return your proxy as soon as possible. Shareholders are urged to vote FOR the merger. Allegheny Power shareholders also are urged to vote for the proposal to change the company name from Allegheny Power System, Inc. to Allegheny Energy, Inc.

Allegheny Power employee
goes to work for DQE

Scott Sidle, an Allegheny Power forester, reported to work last week at a new location--DQE's downtown Pittsburgh office.

Sidle's new assignment will have him temporarily working as a Duquesne Light forester, making him the first--but most likely not the last--employee of either company to "share" his expertise.

"Duquesne Light was looking for a person to fill a vacancy on its forestry staff," Sidle said. "Through merger discussions, this situation became known to Allegheny Power management. Duquesne Light decided to see if Allegheny Power personnel might be able to temporarily fill this position."

Those in forestry management at Allegheny Power considered the request and decided they could spare an employee if others in the department would pick up the additional responsibilities. Several people were considered, including Sidle, who "volunteered for the job because I thought it would be a good opportunity for me to get some different experiences in my field. Plus my new location is not really any farther from my house than Greensburg, where I currently work. It's just in the other direction, and I really enjoy working in this area."

Sidle will most likely work from Duquesne Light's Penn Hills location after a training period in the down-town offices and other field locations, and his duties will include supervising line clearance contracts, tree trimming contractors, and other rights-of-way projects.

Even though he will work from a Duquesne Light location and supervise Duquesne Light contractors and projects, Sidle will remain an Allegheny employee. Duquesne Light, however, will be responsible for the costs of his wages and benefits during the time he works on its projects.

"If I'm talking to a customer or a tree trimming contractor, I'm representing Duquesne Light," said Sidle. "But I'm still an Allegheny Power employee. I'm just 'contracted' to work for another utility."

We expect that this merger will bring about greater opportunities for our customers, our shareholders, and our employees, and Scott Sidle is a specific example of one of those opportunities.

Other employee meetings held

In addition to last Thursday's information exchange with Al
Noia and David Marshall at Allegheny Power's Hagerstown
Corporate Center, other members of Allegheny Power's and DQE's leadership have met or will be meeting with groups of employees whenever possible. Getting the word out about our merger progress and answering employee questions are the goals of these meetings.

In mid-June, two members of the Transition Steering
Committee (TSC), Pete Skrgic and Gary Brandenberger, had a meeting with employees at Duquesne Light's Woods Run facility. On June 27, Bill DeLeo, a TSC member, met with employees from Duquesne Light's 411 7th Avenue location.

Skrgic and Rich Gagliardi, another TSC member, met with employees at Allegheny Power's Frederick Service Center on
July 9, while TSC member Jay Pifer held two informational meetings July 15 at Allegheny Power's Bower Avenue facility in Hagerstown.

On July 18, Pifer and Brandenberger held five meetings at three DQE locations, and Allegheny Power's Jim Haney spoke to employees at the Hagerstown Corporate Center. The next week, Pifer and fellow TSC member Gary Schwass met with employees at the Boyce Service Center, and Allegheny Power's Mike Morrell met with members of the Company's Generation Business Unit.

During the last week of July, Pifer and Brandenberger visited Allegheny Power's Washington and Pleasant Valley service centers, as well as the Greensburg Corporate Center. And August kicks off with Noia and Gagliardi meeting with employees at Allegheny Power's Winchester and Martinsburg service centers.

Other meetings that will take place throughout the rest of the summer are now in the planning stages. Look for more information in future issues of "Merger Progress Report."

Transition Team Members Named

The Transition Steering Committee (TSC) has finalized the merger transition teams.
The 14 teams and their members are:

Corporate Support
Vern Estel
Estella Smith
Pat Thompson
Bob Vogler

Customer Services
Roger Heasley
Jerry Holtzer
Tom Larkin
Bob Mattiuz
Don McGettigan
Steve Piotrowski


Delivery Services
Joe Belechak
Jim Griffin
Bob Henry
Ken Kallis
John Lapina
Rod Phillips
Don Weaver
Ron Webb

Finance and Accounting (Process)
Laura Dikun
Ralph Duckworth
Denny Herron
Rick Kinder
Pat Koos
Debbie Luttner
JoAnn O'Hara
Pat Tarcy

Finance and Accounting (Support)
Mark Daday
Quynh McGuire
Rick McLeary
Tony Pekny
Vinit Sachdev
Cathy Tokar
Terry Walker

Fossil-Fuel Management
Chuck Campagnon
Mike Hess
Joan Jenkins
Rich LiConti
Bob Kasnevich
Chuck Miller

Human Resources
Pat Casasanta
Jim Fornof
Lori Gallagher
Stephanie Hickman
Bruce Klueber
Diane Liska
Dave Lutz
Ron Magnuson
Karri Rogers
Sally Wade
Dick Waltz

Information Technology
Gary Edwards
Joan Flinko
Mary Jo Greenly
Tom Hubbell
Rich Hutchinson
Marvin McNair
James Moser
Chuck Nevins
Mike O'Donnell
Bob Ressler
Marcia Turkovich
Sharon Wise
Dave Wolfe
Bob Yates

Produce Power
Rubin Carter
Tony Hallo
Scott Huber
Loye Hull
Mark Karl
Harold McKinney
Ralph Nelson
Ron Rodgers

Retail Marketing and Sales
Kathy Brahan
Mike Eckard
Frank Hoffmann
Jim Pool
Dan Ridder
Brian Riordan
Ken Welsh

Supply Chain
Ken Bard
Sue Capo
Jim Crace
Fred Eichenmiller
Ray Grove
Jim Kauffman
Bill Machuga
Pat Roberts

Support Services
Ed Bobyak
Wolfe Huber
John Laudenslager
Dave Weber

Trading and Wholesale Services
Joe Cavello
Dale Flaherty
Robin Libbos
Jim Nixon

Transmission Operating Services
John Ahr
Dave Benson
Bob Kissner
John Rosser
Dave Wasel

Use this space for your questions or comments about the merger or call the Merger Hotline at 1-800-764-7435

[8 blank lines for comments]

Return to:  Allegheny Power Corporate Communications,
Greensburg Corporate Center or DQE Public Affairs, 16-031